Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

SGH Appoints Mary G. Puma as Independent Member of Board of Directors

Milpitas, Calif. – July 19, 2023 – SMART Global Holdings, Inc. (“SGH”) (Nasdaq: SGH) today announced the appointment of Mary G. Puma to its board of directors, effective July 15, 2023. Puma previously served as president and CEO of Axcelis Technologies, Inc. (“Axcelis”), a publicly held company engaged in the supply of capital equipment for the semiconductor chip manufacturing industry, from January 2002 to May 2023.

“We are excited to welcome Mary to our board,” said Mark Adams. “Her wealth of experience as a leader in high technology and her expertise providing guidance to innovators in our industry make her a strong addition to our team.”

Prior to becoming CEO of Axcelis in January 2002, Puma served as its president and COO from July 2000. In 1998, she was named general manager and vice president of the company’s predecessor, the Implant Systems Division of Eaton Corporation (“Eaton”), a global diversified industrial manufacturer, after having joined in 1996 as general manager of Eaton’s Commercial Controls Division. Prior to Eaton, Puma spent 15 years in various marketing and general management positions at General Electric.

Puma has served as executive chairperson of the board at Axcelis since May 2023, and previously served as chairperson of the board from 2005 to 2015. She is also a director of Nordson Corporation, and since December 2022, she has been chairperson of the board of SEMI, a global industry association serving the manufacturing supply chain for the micro- and nano-electronics industries.

Puma holds a Bachelor of Arts degree in Economics from Tufts University and a Master of Science degree from the MIT Sloan School of Management.

“The transformation of SGH and its dynamic trajectory are compelling,” said Puma. “I look forward to working with Mark and the board to contribute to the company’s continued success delivering solutions that help customers solve for the future.”

About SMART Global Holdings – SGH

At SGH, our companies are united by a drive to raise the bar, execute with discipline and focus on what’s next for the technologies that support and advance the world. Across computing, memory, and LED lighting solutions, we build long-term strategic partnerships with our customers. Backed by a proven leadership team, we operate with excellence around the globe while unlocking new avenues of growth for our business and industry.

Learn more about us at SGHcorp.com.

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Suzanne Schmidt

Investor Relations

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